Exhibit 99.2.19

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document was made publicly available in Brazil in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração S.A. (“Omega Geração”) by Omega Energia S.A. (“Omega Energia”).

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

A free translation from Portuguese into English of Independent auditor’s assurance report on the compilation of pro forma consolidated condensed financial information in accordance with CVM Ruling No. 565

Independent auditor’s assurance report on the compilation of pro forma consolidated condensed financial information in accordance with CVM Ruling No. 565

To the Shareholders, Board of Directors and Officers of

Omega Energia S.A. (formerly NK 124 Empreendimentos e Participações S.A.)

São Paulo - SP

We have completed our assurance engagement to report on the compilation of pro forma consolidated condensed financial information of Omega Energia S.A. (“Company”), prepared under management’s responsibility for purposes of compliance with Ruling No. 565, issued by the Brazilian Securities and Exchange Commission (“CVM”). The pro forma consolidated condensed financial information consists of the pro forma consolidated condensed statement of financial position as of June 30, 2021, the pro forma consolidated condensed income statements for the six-month period ended June 30, 2021 and for the year ended December 31, 2020, and the related notes. The applicable criteria on the basis of which the Company has compiled the pro forma consolidated condensed financial information are specified in Notice CTG 06 - Presentation of Pro Forma Financial Information, and are described in the explanatory notes that are part of the pro forma consolidated condensed financial information.

The pro forma consolidated condensed financial information has been compiled by Company management to illustrate the impact of the transaction set out in Note 1 on the Company’s financial position as at June 30, 2021, as if the transaction had occurred on that date, and its financial performance for the six-month period ended June 30, 2021 and for the year ended December 31, 2020, as if the transaction had taken place at January 1, 2020. As part of this process, information about the Company’s financial position and financial performance has been extracted by management from the interim financial statements for the period from June 28 (incorporation date) to June 30, 2021, on which we issued an unmodified audit report dated September 24, 2021.

Information on the financial position and financial performance of Omega Geração S.A. has been extracted by the Company’s management from: (i) the consolidated interim financial information for the six-month period ended June 30, 2021, on which we issued an unmodified review report dated August 3, 2021; and (ii) the consolidated financial statements for the year ended December 31, 2020, on which we issued an unmodified audit report dated March 2, 2021. Information on the financial position and financial performance of Omega Desenvolvimento S.A. has been extracted by the Company’s management from: (i) the combined interim financial information for the six-month period ended June 30, 2021, on which other independent auditors issued an unmodified audit report dated September 21, 2021; and (ii) the combined financial statements for the year ended December 31, 2020, on which other independent auditors issued an unmodified audit report dated September 21, 2021.

Management’s responsibility for the pro forma consolidated condensed financial information

The Company management is responsible for compiling the pro forma consolidated condensed financial information on the basis of the CTG 06 issued by the CFC.

Responsibility of the independent auditor

Our responsibility is to express an opinion, as required by the Brazilian Securities and Exchange Commission (CVM), about whether the pro forma consolidated condensed financial information has been compiled, in all material respects, by the Company management on the basis of the CTG 06 Presentation of Pro Forma Financial Information.

We conducted our engagement in accordance with NBC TO 3420 - Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, issued by Brazil’s National Association of State Boards of Accountancy (CFC), equivalent to the International Standard on Assurance Engagements ISAE 3420. These standards require that auditors comply with ethical requirements and that the audit procedures be planned and performed to obtaining reasonable assurance about whether the Company management has compiled, in all material respects, the pro forma consolidated condensed financial information on the basis of the CTG 06 Presentation of Pro Forma Financial Information.

For the purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in the compilation of the pro forma consolidated condensed financial information.

The purpose of the pro forma consolidated condensed financial information is solely to illustrate the impact of a significant event or transaction on the Company’s historical financial information, as if the event had occurred or the transaction has been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcomes of the event or transaction for the six-month period ended June 30, 2021 and for the year ended December 31, 2020 would have been as presented.

A reasonable assurance engagement to report on whether the pro forma consolidated condensed financial information has been compiled, in all material respects, on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the Company management in the compilation of the pro forma consolidated condensed financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•	the related pro forma adjustments give appropriate effect to those criteria; and

•	the pro forma consolidated condensed financial information reflects the proper application of those adjustments to the historical financial information.

The procedures selected depend on the independent auditor’s judgment, having regard to the auditor’s understanding of the nature of the Company, the event or transaction in respect of which the pro forma consolidated condensed financial information has been compiled, and other relevant engagement circumstances. The engagement also involves evaluating the overall presentation of the pro forma consolidated condensed financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion on the pro forma consolidated condensed financial information.

Opinion

In our opinion, the pro forma consolidated condensed financial information referred to above has been compiled, in all material respects, on the basis of the CTG 06 – Presentation of Pro Forma Financial Information.

Emphasis of matter

Restatement of share exchange ratio

We draw attention to Note 1.1 to the pro forma consolidated condensed financial information, which have been changed and are being restated to reflect the change of share exchange ratio due to the revision and approval of the Memorandum establishing the terms of the Group's reorganization. On September 24, 2021 we issued an unmodified assurance report on the pro forma consolidated condensed financial information for the statement of financial position as of June 30, 2021, and income statements for the six-month period ended June 30, 2021, and the year ended December 31, 2020, which are now being restated. Our opinion remains unmodified, since the pro forma consolidated condensed financial information have been adjusted.

São Paulo, October 07, 2021.

ERNST & YOUNG

Auditores Independentes S.S.

CRC-2SP034519/O-6

Alessandra Aur Raso

Accountant CRC-1SP248878/O-7

Unaudited consolidated condensed pro forma unaudited statement of financial position as of June 30, 2021

In thousands of Reais

				(-) Pro Forma Adjustments
Asset	Omega Energia (Historical - 2(i))	Omega Geração (Historical – 2(ii))	Omega Desenvolvimento (Combined – 2(iii))	Elimination of intercompany balances (note 3.a)	Elimination of investment and equity accounting (note 3.b)	Omega Comercializadora Consolidation (note 3.b)	Asset contribution - Ongoing projects (note 3.c)	Capital Increase (note 3.d)	Pro Forma Total
Current
Cash and cash equivalents	-	533,298	21,549	-	-	14,931	-	6,796	576,574
Clients	-	248,906	-	(15,453)	-	52,469	-	-	285,922
Dividends receivable	-	2,924	-	-	-	-	-	-	2,924
Other credits	-	350,080	559	(12,479)	-	7,082	-	(180,303)	164,939
	-	1,135,208	22,108	(27,932)	-	74,482	-	(173,507)	1,030,359

Non-current
Restricted cash	-	510,411	-	-	-	-	-	-	510,411
Clients	-	38,108	-	-	-	-	-	-	38,108
Deferred IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income)	-	157,237	-	-	-	-	-	-	157,237
Other credits	-	63,612	-	-	-	-	-	-	63,612
	-	769,368	-	-	-	-	-	-	769,368

Investments	-	795,442	-	-	19,306	-	-	298,298	1,113,046
Property, Plant, and Equipment	-	6,455,791	518,744	-	-	3,030	29,303	-	7,006,868
Intangible Assets	-	1,093,652	-	-	-	180	-	-	1,093,832
	-	8,344,885	518,744	-	19,306	3,210	29,303	298,298	9,213,746

	-	9,114,253	518,744	-	19,306	3,210	29,303	298,298	9,983,114

Total assets	-	10,249,461	540.852	(27,932)	19,306	77,692	29,303	124,791	11,013,473

The explanatory notes are an integral part of the unaudited consolidated condensed pro forma financial information.

Unaudited consolidated condensed pro forma statement of financial position as of June 30, 2021

In thousands of Reais

				(-)Pro Forma Adjustments
Liabilities	Omega Energia (Historical - 2(i))	Omega Geração (Historical – 2(ii))	Omega Desenvolvimento (Combined – 2(iii))	Elimination of intercompany balances (note 3.a)	Elimination of investment and equity accounting (note 3.b)	Omega Comercializadora Consolidation (note 3.b)	Asset contribution - Ongoing projects (note 3.c)	Capital increase (Note 3.d)	Pro Forma Total
Current
Suppliers	-	104,806	423,407	(15,453)	-	87,404	-	-	600,164
Loans, financing, and debentures	-	298,862	-	-	-	-	-	-	298,862
Labor and tax obligations	-	42,069	436	-	-	9,660	-	-	52,165
Lease liabilities	-	16,142	-	-	-	-	-	-	16,142
Other obligations	-	185,043	3,241	(12,479)	-	9,827	-	-	185,632
	-	646,922	427,084	(27,932)	-	106,891	-	-	1,152,965

Non-current
Loans, financing, and debentures	-	5,363,972	21,878	-	-	-	-	-	5,385,850
Suppliers	-	252,923	-	-	-	-	-	-	252,923
Lease liabilities	-	107,743	-	-	-	-	-	-	107,743
IRPJ (Corporate Income Tax) and CSLL (Social Contribution on Net Income) deferred liabilities	-	64,340	-	-	-	8,269	-	-	72,609
Provision for unsecured liabilities	-	-	18,546	-	(18,546)	-	-	-	-
Other obligations	-	24,110	-	-	-	384	-	-	24,494
	-	5,813,088	40,424	-	(18,546)	8,653	-	-	5,843,619

Total liabilities	-	6,460,010	467,508	(27,932)	(18,546)	115,544	-	-	6,996,584

Net assets attributable to controlling shareholders	-	3,508,887	73,344	-	37,852	(37,852)	29,303	124,791	3,736,325
Non-controlling net assets	-	280,564	-	-	-	-	-	-	280,564
Total net assets	-	3,789,451	73,344	-	37,852	(37,852)	29,303	124,791	4,016,889

	-	10,249,461	540.852	(27,932)	19,306	77,692	29,303	124,791	11,013,473

The explanatory notes are an integral part of the unaudited consolidated condensed pro forma financial information.

Unaudited consolidated condensed pro forma income statement for the six-month period ended June 30, 2021

In thousands of Reais

			(-)Pro Forma Adjustments
	Omega Geração (Historical - 2(ii))	Omega Desenvolvimento (Combined – 2(iii))	Elimination of investment and equity accounting (note 3.b)	Omega Comercializadora Consolidation (note 3.b)	Pro Forma Total

Net operating revenue	766,676	-	-	182,889	949,565
Transaction, maintenance, and purchase costs	(567,253)	-	-	(227,813)	(795,066)
Gross Profit	199,423	-	-	(44,924)	154,499

Operating revenue (expenses)			-
Administrative, personnel, and general	(41,245)	(865)	-	(9,560)	(51,670)
Other operating income (expenses)	3,208	(14)	-	(389)	2,805
Income from equity accounting	(27,861)	(28,310)	57,776	-	1,605
	(65,898)	(29,189)	57,776	(9,949)	(47,260)

Operating income	133,525	(29,189)	57,776	(54,873)	107,239

Financial revenues	15,547	117	-	72	15,736
Financial expenses	(380,468)	(302)	-	(241)	(381,011)
	(364,921)	(185)	-	(169)	(365,275)

Income before income tax and social contribution
social contribution	(231,396)	(29,374)	57,776	(55,042)	(258,036)

Income tax and social contribution	(22,020)	(32)	-	(2,734)	(24,786)

Loss in the period	(253,416)	(29,406)	57,776	(57,776)	(282,822)

Attributable to
the parent company's shareholders	(241,770)	(29,406)	57,776	(57,773)	(271,173)
Non-controlling shareholders	(11,646)	-	-	(3)	(11,649)
Loss in the period	(253,416)	(29,406)	57,776	(57,776)	(282,822)

The explanatory notes are an integral part of the unaudited consolidated condensed pro forma condensed restated financial information.

Unaudited consolidated condensed pro forma income statement for the fiscal year ended December 31, 2020

			(-)Pro Forma Adjustments
	Omega Geração (Historical - 2(iv))	Omega Desenvolvimento (Combined – 2(ii))	Elimination of investment and equity accounting (note 3.b)	Omega Comercializadora Consolidation (note 3.b)	Pro Forma Total

Net operating revenue	1,102,141	-	-	343,076	1,445,217
Transaction, maintenance, and purchase costs	(695,184)	-	-	(320,370)	(1,015,554)
Gross Profit	406,957	-	-	22,706	429,663

Operating revenue (expenses)
Administrative, personnel, and general	(60,718)	(522)	-	(17,876)	(79,116)
Other operating income (expenses)	183,005	-	-	192	183,197
Income from equity accounting	9,493	1,709	(3,488)	-	7,714
	131,780	1,187	(3,488)	(17,684)	111,795

Operating income	538,737	1,187	(3,488)	5,022	541,458

Financial revenues	23,698	1	-	439	24,138
Financial expenses	(441,416)	(2)	-	(78)	(441,496)
	(417,718)	(1)	-	361	(417,358)

Income before income tax and social contribution
social contribution	121,019	1,186	(3,488)	5,383	124,100

Income tax and social contribution	(56,491)	-	-	(1,895)	(58,386)

Income (loss) for the fiscal year	64,528	1,186	(3,488)	3,488	65,714

Attributable to
the parent company’s shareholders	59,161	1,186	(3,488)	3,488	60,347
Non-controlling shareholders	5,367	-	-	-	5,367
Profit for the fiscal year	64,528	1,186	(3,488)	3,488	65,714

The explanatory notes are an integral part of the unaudited consolidated condensed pro forma financial information.

1.	TRANSACTION DESCRIPTION

The unaudited consolidated condensed pro forma statement of financial position as of June 30, 2021, and the unaudited consolidated condensed pro forma income statements for the six-month period ended June 30, 2021, and for the fiscal year ended December 31, 2020, represent the transaction detailed below:

At the Board of Directors’ meeting held on September 24, 2021, the reorganization was analyzed and approved to reflect the consolidation and expansion of the operations of the group formed by Omega Energia S.A. ("Omega Energia" or "Company", formerly NK 124 Empreendimentos e Participações S.A.), Omega Geração S.A., and Omega Desenvolvimento S.A., all under common control. The result shall be the restatement of their respective transactions under the same holding through the execution of an investment agreement establishing the terms and conditions of the Reorganization ("Reorganization").

The Reorganization is subject to the approval of the registration application of Omega Energia S.A., and given that, once such approval is obtained, the Reorganization will be carried out through the following events:

(i)	the shareholders of Omega Geração S.A. ("Omega Geração") shall contribute the shares issued by the company held by them through the share capital increase in the Company;
(ii)	the shareholders of Omega Comercializadora de Energia S.A. ("Omega Comercializadora") shall contribute the totality of the shares issued by the company held by them through the share capital increase in the Company;
(iii)	the shareholders of Omega Desenvolvimento de Energia 4 S.A. ("Omega Desenvolvimento 4") shall contribute the totality of the shares issued by the company held by them through the share capital increase in the Company;
(iv)	the shareholders of Assuruá 5 Holding Energia S.A. ("Assuruá V") shall contribute the totality of the shares issued by the company held by them through the share capital increase in the Company;
(v)	the quotaholders of Omega Desenvolvimento Comercializadora de Energia Ltda. (“Omega Desenvolvimento Comercializadora”) shall contribute the shares issued by the company held by them through the share capital increase in the Company; and
(vi)	The shareholders of Omega Desenvolvimento De Energia 1 S.A., ("OD1") shall make the contribution of certain selected assets ("ongoing projects") held by them through the share capital increase in the Company.

1.1 Change of share exchange ratio and restatement of pro forma financial information

After the issuance of the unaudited pro forma consolidated condensed financial information for the balance sheet as of June 30, 2021 and the income statements for the six-month period ended June 30, 2021 and the year ended December 31, 2020 the Company, in negotiations with shareholders and investors, understood that the ratio of replacement of Omega Geração shares by Omega Energia shares, previously determined, should be changed. The management identified adjustments and reclassifications that affect it. As a result, the Company is restating the unaudited pro forma consolidated condensed financial information referred to above.

The following changes should be considered as a result of the fact described above:

On October 7, 2021, as a result of the negotiations for the execution of the reorganization plan, the change of the consideration to be transferred under the terms of the Memorandum was approved, which will be given by the new common share exchange ratio agreed of 2.0536 per share (previously 1.4898 per share), issued by Omega Geração for each common share issued by Omega Energia, so that, with the consummation of the Transaction, if approved, (i) the then Shareholders of Omega Geração will jointly hold 80.00% (previously 74.3708%) of the total and voting share capital of the Combined Company, and (ii) the then Shareholders of Omega Desenvolvimento will jointly hold , 20.00% (previously 25.6292%) of the total and voting share capital of the Combined Company.

As a result of the aforementioned change, the weighted average values of the number of shares used to calculate the Income (Loss) per Share - Basic and Diluted were changed as follows:

	June 30, 2021			December 31, 2020
	Previously stated	Adjustment	Restated	Previously stated	Adjustment	Restated

Denominator - Basic income (loss) per share
Weighted average of the number of shares - thousands	395,051	110,656	505,707	394,521	110,455	504,976

Denominator - Diluted income (loss) per share
Weighted average of the number of shares - thousands	395,051	110,656	505,707	400,507	112,721	513,228

The values for income (loss) per share – Basic and Diluted are restated in note 4.

2.	BASIS FOR THE PREPARATION OF UNAUDITED CONSOLIDATED CONDENSED PRO FORMA FINANCIAL INFORMATION

The unaudited consolidated condensed pro forma financial information has been prepared and is presented in accordance with CTG 06 – Presentation of pro forma financial information, issued by the Federal Accounting Council, approved by CVM.

The unaudited consolidated condensed pro forma statement of financial position as of June 30, 2021, is based on the combined background statement of financial position of Omega Energia, and reflects a pro forma basis for the Reorganization as if it had been completed on June 30, 2021. The unaudited consolidated condensed pro forma income statements for the six-month period ended June 30, 2021, and for the year ended December 31, 2020, are based on Omega Energia's combined historical income statements, giving effect to the Reorganization, as if this had occurred on January 1, 2020.

The unaudited consolidated condensed pro forma restated financial information presented herein is based on:

(i)	Historical interim financial statements of Omega Energia S.A. (formerly NK 124 Empreendimentos e Participações S.A.) for the period June 28, 2021, (date of incorporation) to June 30, 2021, prepared in accordance with the accounting practices adopted in Brazil, which comprise the accounting pronouncements, guidelines, and interpretations issued by the Accounting Pronouncements Committee (CPC) and approved by the Federal Accounting Council (CFC), and with the international accounting standards (IFRS) issued by the International Accounting Standard Board (IASB), issued by the International Accounting Standards Board ("IASB"), audited by Ernst & Young Auditores Independentes S.S., which issued an unmodified audit report on September 24, 2021;

(ii)	Historical interim financial information of Omega Geração S.A. for the six-month period ended June 30, 2021, prepared in accordance with NBC TG 21 - Interim Statement, and with the international standard IAS 34 - Interim Financial Reporting, issued by the International Accounting Standards Board ("IASB"), reviewed by Ernst & Young Auditores Independentes S.S., which issued an unmodified review report on August 3, 2021;

(iii)	Historical combined interim financial statements of Omega Desenvolvimento S.A. (formerly NK 127 Empreendimentos e Participações S.A.) for the six-month period ended June 30, 2021, in accordance with the accounting practices adopted in Brazil, which comprise the accounting pronouncements, guidelines, and interpretations issued by the Accounting Pronouncements Committee (CPC) and approved by the Federal Accounting Council (CFC), and with the international accounting standards (IFRS) issued by the International Accounting Standard Board (IASB), and are in accordance with NBC TG 44 - Combined Statements, exclusively to meet the specific needs of the Group, audited by Grant Thornton Auditores Independentes, which issued an unmodified audit report on September 21, 2021;

(iv)	Historical consolidated financial statements of Omega Geração S.A. for the year ended December 31, 2020, prepared in accordance with the accounting practices adopted in Brazil, which comprise the accounting pronouncements, guidelines, and interpretations issued by the Accounting Pronouncements Committee (CPC) and approved by the Federal Accounting Council (CFC), and with the international accounting standards (IFRS) issued by the International Accounting Standard Board (IASB), audited by Ernst & Young Auditores Independentes S.S., which issued an unmodified audit report on March 02, 2021;

(v)	Historical combined financial statements of Omega Desenvolvimento S.A. (formerly NK 127 Empreendimentos e Participações S.A.) for the year ended December 31, 2020, prepared in accordance with the accounting practices adopted in Brazil, which comprise the accounting pronouncements, guidelines, and interpretations issued by the Accounting Pronouncements Committee (CPC) and approved by the Federal Accounting Council (CFC), and with the international accounting standards (IFRS) issued by the International Accounting Standard Board (IASB), and are in accordance with NBC TG 44 - Combined Statements, exclusively to meet the specific needs of the Group, audited by Grant Thornton Auditores Independentes, which issued an unmodified audit report on September 21, 2021;

The unaudited consolidated condensed pro forma financial information should be read jointly with the historical financial statements and the related notes therein mentioned above.

Pro forma adjustments are based on currently available information and certain estimates and assumptions as described in Note 3 below, and actual results may differ from the pro forma adjustments. However, the Management believes that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the transactions contemplated and that the pro forma adjustments are based on facts and give an adequate effect to these estimates and assumptions.

The unaudited consolidated condensed pro forma financial information has been prepared and is being presented solely for illustrative purposes and is not intended to represent what the actual operating results or the financial position of Omega Energia would have been if the Reorganization had taken place on the assumed dates, and, therefore, are not necessarily indicative of the results of transactions in future periods or of the financial position of Omega Energia S.A.

The unaudited consolidated condensed pro forma financial information has been prepared on a recurring basis and, therefore, does not include any gains or losses arising from the Reorganization.

3.	DESCRIPTION OF PRO FORMA ADJUSTMENTS

(a)	Elimination of balances relating to commercial transactions between companies included in the unaudited consolidated condensed pro forma financial information

It represents the offset of receivables, payables, revenues, and expenses arising from commercial transactions for the purchase and sale of electric power and apportionment of expenses between the companies, when applicable.

(b)	Elimination of investment and equity accounting arising from the interest in a jointly-owned subsidiary and its subsequent consolidation - Omega Comercializadora de Energia S.A. ("Omega Comercializadora")

Omega Geração holds 51% of the capital stock of Omega Comercializadora, while Omega Desenvolvimento S.A. holds 49%. Given the characterization of shared control, none of the companies consolidates the financial information of Omega Comercializadora, thus, for the preparation of the consolidated condensed pro forma financial information, the investment and equity accounting recorded in Omega Geração were offset due to the inclusion of the financial information of Comercializadora in its entirety in the condensed pro forma financial information.

(c)	Asset contribution - Ongoing projects

It represents the amounts of ongoing projects listed below that shall be spun off and contributed through the increase in the Company's share capital based on accounting appraisal reports issued by an independent auditor on September 21, 2021.

Find below is a brief description of the projects:

	Kuara	Delta PI	Ibiapaba	Sigma 01	Sigma 02
Location	Icapuí and Aracati (CE)	Parnaíba and Ilha Grande - Maranhão	Viçosa do Ceará - Ceará	Bom Princípio - Piauí
Potential Capacity	3.5GW	121.5MW	256.5MW	285 MW	239.4 MW
Capacity Factor	30%	56.76%	53.36%	28.1%	26.06%
Authorization	DRO issued by ANEEL	DRO issued by ANEEL	Ongoing analysis of the DRO at ANEEL.	DRO issued by ANEEL

Environmental License	Preliminary license scheduled for December 2021 and installation license for June 2022	Installation License and IPHAN issued	Ongoing Previous License	Ongoing Previous License
Net assets	BRL 341	BRL 13,636	BRL 13,783	BRL 1,543

(d)	Capital increase

It represents the values of the following acts:

i.	On August 20, 2021, Omega Geração's share capital was increased as a result of the granting of a stock option in the amount of BRL 4,783 with the subscription of 328,966 shares.

ii.	Distribution of Omega Geração's shares after the exercise of stock options in the amount of BRL 2,013 represented by 137,158 shares, subject to the approval of the corporate restructuring mentioned in Note 1.

iii.	Payment of the advance payment for a capital increase in Omega Geração in the amount of BRL 180,304, resulting from the minority member's 22% interest in the common shares, held by Brasil Plural Asset Management Holding, controlled by Brave Winds Geradora S.A., which takes place at the same time as the merger of Holding Santa Vitória do Palmar in Omega Generation.

iv.	Capital increase of Omega Geração with the issue of shares in the amount of BRL 116,700 represented by 3,236,980 shares, subject to (1) authorization by the debenture holders of the first issue of Debentures by Santa Vitória do Palmar Holding S.A.; (2) payment of the advance for a capital increase, described in item (iii) above; and (3) incorporation of Santa Vitória do Palmar Holding S.A. into Omega Geração.

4.	INCOME (LOSS) PER SHARE - BASIC AND DILUTED

The table below presents basic and diluted income per share for the period ended June 31, 2021, and December 2020:

	June 30 2021 (restated)	December 31, 2020 (restated)
Numerator
Income (loss) for the period	(282,822)	65,714
Denominator
Weighted average of the number of shares - thousands	505,707	504,976
Basic income (loss) per share (in Brazilian Reais)	(0.5593)	0.1301

Numerator
Income (loss) for the period	(282,822)	65,714
Denominator
Weighted average of the number of shares - thousands	505,707	513,228
Diluted income (loss) per share (in Brazilian Reais)	(0.5593)	0.1280

As of June 30, 2021, the shares were not diluted due to the fact that the unaudited consolidated condensed pro forma financial information presented a loss for the six-month period then ended, thus, having no dilutive effect.